EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form N-2 (File No. 333-280501) of New Mountain Finance Corporation of our report dated February 24, 2026, relating to the financial statements of NMFC Senior Loan Program III LLC, appearing in the Annual Report on Form 10-K of New Mountain Finance Corporation for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 24, 2026